UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Diamond Hill Investment Group, Inc.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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1

DIAMOND HILL INVESTMENT GROUP, INC.
ANNUAL LETTER TO SHAREHOLDERS

March 10, 2017

Dear Fellow Shareholders:

Calendar year 2016 was a productive one for Diamond Hill Investment Group. Our clients benefited from robust domestic capital markets and generally strong results across our various investment strategies. As a firm, we also saw a number of significant developments and achievements. As always, these accomplishments were done within the context of our core values: intrinsic value, long-term orientation, discipline, and partnership.

As a fiduciary and client-centric firm, our foremost priority is generating excellent investment results over sufficiently long time periods (a minimum of five years) in each of our investment strategies. Due to our long-term investment style and disciplined approach toward identifying and holding securities with a margin of safety, we aim to partner with clients who are aligned with both our philosophy and time horizon, as we strive to maintain that alignment through consistent and effective communications.

We expect to accomplish the first critically important part of our mission-generating strong investment returns-by managing relatively concentrated, high-conviction portfolios constructed independent of benchmark weights using detailed research and a long horizon. Our intrinsic value-based philosophy is shared by all of our investment professionals, allowing us to consistently apply this investment discipline across all of our strategies.

Investment Strategy Results for Clients

We achieved strong long-term performance across most of our strategies compared to core benchmarks and peers. Though we accomplished many other things, this is always our most important mandate.

Our clients benefited from healthy U.S. equity markets that rallied sharply in the fourth quarter and posted well above average results for the year. As we witnessed throughout the year, markets around the world clearly reacted to various political developments. Most notably, the domestic equity markets saw sharp increases post the November elections. Financials and other cyclical sectors experienced the biggest gains. Those more economically sensitive areas, despite lagging badly during the first half of the year, ended up leading the market during 2016 while the more defensive sectors generally lagged.

The events of 2016, including the U.S. election, also influenced virtually the entire spectrum of credit markets. The 10-year Treasury yield increased from 1.88% to 2.07% on the day following the election, which represents the largest single-day move since October 2011. In the high yield market, cratering commodities prices and fears about illiquidity, among other issues, priced the market for a high likelihood of recession early in the year. When commodities prices stabilized and liquidity conditions improved, the high yield market began a sharp and sustained recovery.

Clearly, the robust markets provided a tailwind for our firm; however, prospectively we are a bit more cautious. Equity markets in the U.S. appear to be assigning historically elevated multiples to relatively lofty corporate profit margins. On the credit side, markets also enjoyed a significant tightening of spreads-which are now quite narrow by historical measures. No doubt, a meaningful driver of the post-election enthusiasm has been the prospect of corporate tax reform which, if enacted, should increase after-tax profits and nudge valuations back towards long-term averages. Nonetheless, we continue to expect modest market tailwinds over the next five years.

Other Key Developments

•
We added to our team by hiring three experienced and accomplished fixed income professionals who had worked together for a number of years within the asset management division of a large financial services firm. These individuals, along with previous hires over the past few years, brought tremendous new skill and expertise to our firm. As a result, we were able to publicly launch three new fixed income strategies (High Yield, Short Duration Total Return, and Core Bond) last year. These new strategies, along with our Corporate Credit Fund, will be the foundation of our growing fixed income efforts. We approach this area of our business with our typical long-term commitment, and we view this effort as very meaningful for all of Diamond Hill’s constituents.

•
The sale of our Beacon Hill subsidiary was another significant event for the company.  After much consideration, we concluded that Diamond Hill was an adequate financial partner for Beacon Hill but not likely an optimal strategic partner.  The buyer was a larger service provider with complementary offerings as well as a deep bench of experienced professionals. The resulting combination represents an even stronger organization and a better strategic platform for our former colleagues. We wish them all well and look forward to our continued relationship with their new team as an important service provider to our Fund family.

•
As we have communicated in the past, we believe management fees should reflect a fair split of economics between the client and the investment manager. Diamond Hill demonstrated this commitment to clients by reducing the Large Cap, Mid Cap, Research Opportunities, and Financial Long-Short management fees during the past 12 months.  In addition, we continued to lower administrative fees across all of our Funds.

•
We grew assets under management to $19.4 billion as of December 31, 2016.  While stronger markets were clearly a tailwind, we also saw positive flows during the year despite an extremely challenging environment for many active managers.  These net inflows are likely a result of excellent investment performance as well as our focus on identifying strong prospects, communicating effectively and ultimately collaborating with clients that share our long-term perspective.

Financial Results: Shareholder Value

Diamond Hill Investment Group generated revenue of $136 million in 2016 compared with $124 million in 2015 and $64 million in 2011. Assets under management finished the year at $19.4 billion, up 15% from 2015 and up 123% from 2011 as a result of the strong U.S. equity market along with net inflows into our strategies.

We generated net operating income of $63 million in 2016, an increase of 7% over 2015, and our operating margin of 46% was roughly in line with the 47% operating margin in 2015. By far our largest expense is the compensation of our associates. Included in this line item is a significant amount of variable incentive compensation, which can fluctuate from year to year. A variety of factors influence incentive compensation including the investment results generated for our clients, individual employee contributions, and overall company performance.

Over the past five years, Diamond Hill’s tangible book value per share has increased from $6.03 at the end of 2011 to $40.81 at the end of 2016. Additionally, we have paid $26.00 per share in dividends over the past five years ($64.00 per share in total since our initial dividend payment in 2008). The $26.00 per share in dividends plus the $34.78 increase in tangible book value per share equals a total of $60.78 per share, which represents one measure of change in shareholder value during the past five years. While tangible book value is a component of intrinsic value, the percentage of intrinsic value it represents varies considerably between companies.

This analysis is comparable to another popular measure, total shareholder return (TSR), which takes into account both cash returned to shareholders and change in stock price. For Diamond Hill, this equates to approximately 29% annualized over the past five years. While the current stock price represents the market’s estimate of a company’s intrinsic value, a premise of our investment philosophy is that price and intrinsic value often differ, sometimes substantially. Thus, we believe the relevant measure of value creation, in addition to cash returned to shareholders, is the change in Diamond Hill’s intrinsic value.

Outlook

Looking ahead, our top priority is the same as it has always been: meeting our fiduciary duty to clients through our persistent focus on achieving outstanding long-term investment results.  Accomplishing that, along with our intentional efforts to identify the right client partners, should allow our investment strategies to grow to capacity. Collectively, our recently expanded lineup of investment strategies has significant room for growth, and despite very healthy inflows since inception, Diamond Hill represents a modest piece of the proverbial pie within the asset management industry.

Undoubtedly, our firm continues to face various industry challenges including what has now become a multi-year trend of assets moving from active to passive management.  This market share shift is a consequence of both cyclical and secular forces that will ultimately lead to the demise of many active managers that lack a clear and compelling value proposition for clients. Likely not a surprise to anyone, we strongly believe in the critical role active management plays in our capital markets-based economy. We are quite confident the industry will continue to fulfill this role. Many excellent investment organizations that are committed to serving clients through outstanding investment results and the highest levels of service will thrive going forward. In that regard, we are determined to demonstrate our firm’s abilities and the value we bring to our client partnerships.

As I reflect on my first year as CEO, I feel privileged to be part of this team, proud of all that we have accomplished, and excited about our future. I believe Diamond Hill remains well positioned to meet our objectives due to our proven investment philosophy along with a highly skilled, stable team serving increasingly well-aligned clients.

Sincerely,
Chris Bingaman
Chief Executive Officer

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

March 10, 2017

Dear Shareholders:

We cordially invite you to attend the 2017 Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. to be held at The Eye Center of Columbus, 262 Neil Ave., Columbus, Ohio 43215, on Wednesday, April 26, 2017, at 10:00 a.m. Eastern Daylight Saving Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations and our directors and officers will be present to respond to any appropriate questions you may have. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares you own.

Sincerely,
Christopher M. Bingaman
Chief Executive Officer

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2017

Notice is hereby given that the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Diamond Hill Investment Group, Inc. (the “Company”), will be held at The Eye Center of Columbus, 262 Neil Ave., Columbus, Ohio 43215, on Wednesday, April 26, 2017, at 10:00 a.m. Eastern Daylight Saving Time to consider and act upon the following matters:

1)	the election of six directors to serve on the Company’s Board of Directors until the Company’s 2018 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;

3)
an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") and a related amendment to the Company's Amended and Restated Code of Regulations (the "Regulations") to implement majority voting in uncontested director elections unless cumulative voting is in effect;

4)	an amendment to the Articles and a related amendment to the Regulations to eliminate cumulative voting;

5)	a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers;

6)	an advisory vote on the frequency of advisory votes on the compensation of the Company's executive officers; and

7)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

Action may be taken on the foregoing proposals at the Annual Meeting or at any adjournment of the Annual Meeting. The Board of Directors has fixed the close of business on March 3, 2017, as the record date for determination of the shareholders entitled to vote at the Annual Meeting and any adjournments thereof. Please complete, sign and date the enclosed proxy card, which is solicited by the Company’s Board of Directors, and mail it promptly in the enclosed envelope. Alternatively, you may vote by phone or electronically over the Internet in accordance with the instructions on the enclosed proxy card. Returning the enclosed proxy card, or transmitting voting instructions electronically through the Internet or by telephone, does not affect your right to vote in person at the Annual Meeting. If you attend the Annual Meeting you may revoke your proxy and vote in person if your shares are registered in your name.

PROMPTLY RETURNING YOUR PROXY WILL SAVE THE COMPANY THE EXPENSE OF MAKING FURTHER REQUESTS FOR PROXIES IN ORDER TO OBTAIN A QUORUM. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE.

By order of the Board of Directors,

James F. Laird , Secretary

Columbus, Ohio
March 10, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2017:
The Proxy Statement and the Company’s 2016 Annual Report on Form 10-K are available without charge at the following location:
http://www.diamond-hill.com/proxy

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
DIAMOND HILL INVESTMENT GROUP, INC.
TO BE HELD ON APRIL 26, 2017

This Proxy Statement is being furnished to the shareholders of Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”, “we”, “us” or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. Eastern Daylight Saving Time on April 26, 2017, and any adjournment thereof. A copy of the Notice of Annual Meeting accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 10, 2017. Only our shareholders of record at the close of business on March 3, 2017, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

The purposes of this Annual Meeting are:

1)	To elect six directors to serve on our Board until our 2018 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3)
To consider and vote upon amendments to the Company's Amended and Restated Articles of Incorporation (the "Articles") and the Company's Amended and Restated Code of Regulations (the "Regulations") to implement majority voting in uncontested director elections unless cumulative voting is in effect;

4)	To consider and vote upon amendments to the Articles and the Regulations to eliminate cumulative voting;

5)	To consider and vote upon a non-binding, advisory resolution to approve the compensation of our named executive officers;

6)	To hold an advisory vote on the frequency of advisory votes on the compensation of the Company's executive officers; and

7)	To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Those common shares represented by (i) properly signed proxy cards received by us prior to the Annual Meeting or (ii) properly authenticated voting instructions recorded electronically over the Internet or by telephone prior to 7:00 p.m. Eastern Daylight Saving Time on April 25, 2017 and, in each case, that are not revoked, will be voted at the Annual Meeting as directed by the shareholders. If a shareholder submits a valid proxy and does not specify how the common shares should be voted, they will be voted as recommended by the Board. The proxy holders will use their best judgment regarding any other matters that may properly come before the Annual Meeting.

Section	Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
PROCEDURAL MATTERS	2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	7
PROPOSAL 1 — ELECTION OF DIRECTORS	7
DIRECTOR INDEPENDENCE	7
THE NOMINEES	7
THE BOARD OF DIRECTORS AND COMMITTEES	9
COMPENSATION OF DIRECTORS	10
CORPORATE GOVERNANCE	12
EXECUTIVE OFFICERS AND COMPENSATION INFORMATION	15
COMPENSATION DISCUSSION AND ANALYSIS	15
STOCK OWNERSHIP GUIDELINES	20
SUMMARY COMPENSATION TABLE	21
GRANTS OF PLAN BASED AWARDS FOR 2016	22
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016	22
OPTION EXERCISES AND STOCK VESTED FOR 2016	23
PENSION PLANS AND NON-QUALIFIED DEFERRED COMPENSATION	23
EMPLOYMENT AGREEMENTS	23
COMPENSATION COMMITTEE REPORT	24
PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
AUDIT COMMITTEE REPORT	26
PROPOSAL 3 - AMEND THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCOPORATION AND AMENDED AND RESTATED CODE OF REGULATIONS TO IMPLEMENT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS UNLESS CUMULATIVE VOTING IS IN EFFECT	27
PROPOSAL 4 - AMEND THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED CODES OF REGULATION TO ELIMINATE CUMULATIVE VOTING	29
PROPOSAL 5 - ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	30
PROPOSAL 6 - ADVISORY VOTE ON THE FREQUENCY WITH WHICH TO HOLD AN ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S EXECUTIVE OFFICERS	31
ADDITIONAL INFORMATION	32
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS	32
SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING	32
SHAREHOLDERS SHARING THE SAME ADDRESS	32
OTHER BUSINESS	33
APPENDIX A - DRAFT CHANGES TO ARTICLES OF INCORPORATION AND CODE OF REGULATIONS TO REFLECT ADDITION OF MAJORITY VOTING	A-1
APPENDIX B - DRAFT CHANGES TO ARTICLES OF INCORPORATION AND CODE OF REGULATIONS TO REFLECT ELIMINATION OF CUMULATIVE VOTING	B-1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	When and where will the Annual Meeting take place?

A:	The Annual Meeting will be held at The Eye Center of Columbus, 262 Neil Ave., Columbus, Ohio 43215, on Wednesday, April 26, 2017, at 10:00 a.m. Eastern Daylight Saving Time.

Q:	What may I vote on?

A:	At the Annual Meeting, you will be asked to consider and vote upon:

•	the election of six directors to serve on the Board until our 2018 Annual Meeting of Shareholders;

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	amendments to the Articles and Regulations to implement majority voting in uncontested director elections unless cumulative voting is in effect;

•	amendments to the Articles and Regulations to eliminate cumulative voting;

•	a non-binding, advisory resolution to approve the compensation of our named executive officers; and

•	an advisory vote on the frequency of advisory votes on the compensation of the Company's executive officers.

Q:	What do I need to do now?

A:
After carefully reading this Proxy Statement, indicate on the enclosed proxy card how you want your shares to be voted and sign and mail the proxy card promptly in the enclosed envelope. Alternatively, you may vote by phone or over the Internet in accordance with the instructions on your proxy card. The deadline for transmitting voting instructions over the Internet or telephonically is 7:00 p.m. Eastern Daylight Saving Time on Tuesday, April 25, 2017. If you vote by phone or over the Internet you do not need to return a proxy card. You should be aware that if you vote over the Internet or by phone, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

Q:	What does it mean if I get more than one proxy card?

A:
If your shares are registered in more than one account, you will receive more than one proxy card. If you intend to vote by mail, please sign, date and return all proxy cards to ensure that all your shares are voted. If you are a record holder and intend to vote by telephone or over the Internet, you must do so for each individual proxy card you receive.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Many shareholders are beneficial owners, meaning they hold their shares in “street name” through a broker, bank or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. For shares registered directly in your name with our transfer agent, you are considered the shareholder of record and we are sending this Proxy Statement and related materials directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or you may grant your proxy directly to the Board’s designees by completing, signing and returning the enclosed proxy card, or transmitting your voting instructions over the Internet or by phone.

Beneficial Owner. For shares held in “street name,” you are considered the beneficial owner and this Proxy Statement and related materials are being forwarded to you by your broker, bank or other nominee, who is the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares. Your broker or nominee will provide you with information on the procedures you must follow to instruct them how to vote your shares or how to revoke previously given voting instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares in the manner you instruct, and you should follow the voting instructions your broker provided to you. However, if you do not provide voting instructions to your broker, it may vote your shares in its discretion on certain “routine” matters. The ratification of the appointment of KPMG as our independent registered public accounting firm for the 2017 fiscal year is considered routine, and if you do not submit voting instructions, your broker may choose, in its discretion, to vote or not vote your shares on the ratification. None of the other matters to be voted on at the Annual Meeting are routine, and your broker may not vote your shares on those matters without your instructions.

Q:	May I revoke my proxy or change my vote after I have mailed a proxy card or voted electronically over the Internet or by telephone?

A:	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are the record holder of the shares, you can do this in three ways:

•	send a written statement to James F. Laird, our Secretary, stating that you would like to revoke your proxy, which must be received prior to the Annual Meeting;

•
send a newly signed and later-dated proxy card, which must be received prior to the Annual Meeting, or submit later-dated electronic voting instructions over the Internet or by telephone no later than 7:00 p.m. Eastern Daylight Saving Time on April 25, 2017; or

•
attend the Annual Meeting and either revoke your proxy in person prior to the start of voting at the Annual Meeting or vote in person at the Annual Meeting (attending the Annual Meeting will not, by itself, revoke your proxy or a prior Internet or telephone vote).

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee. You should review the instructions provided by your broker or nominee to determine the procedures you must follow.

Q:	Can I vote my shares in person at the Annual Meeting?

A:
You may vote shares held of record in person at the Annual Meeting. If you choose to attend, please bring the enclosed proxy card and a form of identification. If you are a beneficial owner and you wish to attend the Annual Meeting and vote in person, you will need a signed proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting and a form of identification. To obtain directions to attend the Annual Meeting and vote in person, please call our office at (614) 255-3333 or visit the Company’s website, http://www.diamond-hill.com/contact/.

Q:	How will my shares be voted if I submit a proxy without voting instructions?

A:
If you submit a proxy and do not indicate how you want your shares voted, your proxy will be voted on the proposals as recommended by the Board. The Board’s recommendations are set forth in this Proxy Statement.

Q:	Who can answer my questions about how I can submit or revoke my proxy or vote by phone or via the Internet?

A:
If you are a record holder and have more questions about how to submit your proxy, please call Tom Line, the Company’s Chief Financial Officer, at (614) 255-3333. If you are a beneficial owner, you should contact your broker or other nominee to determine the procedures you must follow.

PROCEDURAL MATTERS

Record Date

Only our shareholders of record at the close of business on March 3, 2017, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were 3,436,245 of our common shares outstanding and entitled to vote at the Annual Meeting.

Proxy

Your shares will be voted at the Annual Meeting as you direct on your signed proxy card or in your telephonic or Internet voting instructions. If you submit a proxy card without voting instructions, it will be voted as recommended by the Board. The Board's recommendations are set forth in this Proxy Statement. The duly appointed proxy holders will vote in their discretion on any other matters that may properly come before the Annual Meeting.

Voting

Each outstanding share may cast one vote on each separate matter of business properly brought before the Annual Meeting. If you hold shares in street name, we encourage you to instruct your broker or other nominee as to how to vote your shares.

A shareholder voting in the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to (i) the number of directors to be elected (six), multiplied by (ii) the number of shares held by the shareholder, or may distribute such shareholder’s total votes among as many candidates as the shareholder may select. However, no shareholder will be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to voting and a shareholder has given us notice at least 48 hours prior to the Annual Meeting of the intention to cumulate votes. The proxies the Board is soliciting include the discretionary authority to cumulate votes. If cumulative voting occurs at the Annual Meeting, the proxies intend to vote the shares represented by proxy in a manner to elect as many of the six director nominees as possible. Cumulative voting only applies to the election of directors.

Director elections. The affirmative vote of the holders of a plurality of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote is required for the election of directors. The six nominees receiving the most votes will be elected.

Ratification of selection of KPMG. The affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the selection of KPMG as the Company’s independent registered public accounting firm for fiscal year 2017.

Amendments to Articles and Regulations to implement majority voting. The affirmative vote of a majority of the Company's outstanding common shares is required to amend the Articlesand Regulation to implement majority voting in uncontested director elections unless cumulative voting is in effect.

Amendments to Articles and Regulations to eliminate cumulative voting. The affirmative vote of a majority of the Company's outstanding common shares is required to amend Articles and Regulation to eliminate cumulative voting.

Advisory approval of named executive officer compensation. The affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required for shareholder advisory approval of the compensation of the Company’s named executive officers.

Recommendation of frequency of shareholder votes on named executive officer compensation. Shareholders may vote in favor of holding the vote on named executive officer compensation every year, every two years or every three years, or they may abstain. Although the frequency receiving the affirmative vote of the holders of a plurality of the shares present, in person or by proxy, and entitled to vote would be deemed the shareholder recommendation, the Board will take the results of the voting into account in determining how frequently to hold shareholder advisory votes on named executive officer compensation.

Effect of broker non-votes and abstentions. Under the applicable regulations of the Securities and Exchange Commission (the “SEC”) and the rules of the exchanges and other self-regulatory organizations of which the brokers are members, brokers who hold common shares in street name for beneficial owners may sign and submit proxies and may vote our common shares on certain “routine” matters. The ratification of KPMG is considered routine. Under applicable stock exchange rules, brokers are not permitted to vote without instruction in the election of directors or on the amendments to the Articles and the Regulations to implement majority voting and to eliminate cumulative voting in director elections. In addition, SEC regulations prohibit brokers from voting without customer instruction on the approval of named executive officer compensation. Proxies that are signed and submitted by brokers that have not been voted on certain matters are referred to as “broker non-votes.”

Neither broker non-votes nor abstentions will have any effect on the election of directors. Abstentions will have the same effect as a vote against the ratification of the appointment of KPMG and the advisory approval of named executive officer compensation; although, broker non-votes will have no effect on those proposals. Abstentions and non-votes will have the same effect as a vote against the proposals to amend the Articles and Regulations to implement majority voting and to eliminate cumulative voting.

Quorum

Business can be conducted at the Annual Meeting only if a quorum, consisting of at least the holders of a majority of our outstanding shares entitled to vote, is present, either in person or by proxy. Abstentions and broker non-votes will be counted toward establishing a quorum. If a quorum is not present at the time the Annual Meeting is convened, a majority of the shares represented in person or by proxy may adjourn the Annual Meeting to a later date and time, without notice other than announcement at the Annual Meeting. At any such adjournment of the Annual Meeting at which a quorum is present, any business may be transacted which might have been transacted at the Annual Meeting as originally called.

Solicitation; Expenses

We will pay all expenses of the Board’s solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice, form of proxy and Proxy Statement, postage for return envelopes, the handling and expenses for tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners. We will not pay any electronic access charges associated with Internet or telephonic voting incurred by a shareholder.

We may solicit proxies in person or by telephone, facsimile or e-mail, and our officers, directors and employees may also assist with solicitation, but will receive no additional compensation for doing so.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and you should not rely on any such information or representation. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Requests for Proxy Statement and Annual Report on Form 10-K; Internet Availability

Our Annual Report on Form 10-K for the year ended December 31, 2016, including audited consolidated financial statements, accompanies this Proxy Statement but is not a part of the proxy solicitation material. We are delivering a single copy of this Proxy Statement and the Form 10-K to multiple shareholders sharing an address unless we have received instructions from one or more of the shareholders to the contrary. We will promptly deliver a separate copy of the Proxy Statement and/or Form 10-K, at no charge, upon receipt of a written or oral request by a record shareholder at a shared address to which a single copy of the documents was delivered. Written or oral requests for a separate copy of the documents, or to provide instructions for delivery of documents in the future, may be directed to James F. Laird, Secretary of the Company, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333. Additionally, this Proxy Statement and our Annual Report on Form 10-K are available on the internet free of charge at: http://www.diamond-hill.com/proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of our common shares as of the record date, March 3, 2017, by (a) all persons known by us to beneficially own five percent or more of the Company’s outstanding shares, (b) each director of the Company, (c) our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, and (d) all of our executive officers, directors, and nominees as a group. Although not required, we have also voluntarily disclosed all common shares beneficially owned by all other employees of the Company, excluding our executive officers. Unless otherwise indicated, the named persons exercise sole voting and dispositive power over the shares listed. None of the named persons hold any outstanding options to acquire our common shares, and none of the named persons have pledged any common shares of the Company as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Christopher M. Bingaman	29,529	(2)	*
R. H. Dillon	112,417	(2)	3.3%
Randolph J. Fortener	6,000		*
James F. Laird	48,262		1.4%
Thomas E. Line	5,740	(2)	*
Paul A. Reeder III	8,000		*
Bradley C. Shoup	6,000		*
Frances A. Skinner	7,400		*
Lisa M. Wesolek	26,383	(2)	*
Directors, nominees, and executive officers as a group (9 persons)	249,731		7.3%
All other employees of the Company (109 persons)	531,996	(3)	15.5%
5% Beneficial Owners
FMR LLC(4)	250,290		7.3%
BlackRock, Inc.(5)	224,787		6.5%
Wells Fargo & Company (6)	192,087		5.6%

(1)
Beneficial ownership of less than one percent is represented by an asterisk (*). The percent of class is based upon the number of shares beneficially owned by the named person divided by 3,436,245, which was the total number of shares that were issued and outstanding as of March 3, 2017.

(2)
Includes 3,014 shares, 3,442 shares, 428 shares, and 1,182 shares for Mr. Bingaman, Mr. Dillon, Mr. Line, and Ms. Wesolek, respectively, that are held in the Company’s 401(k) plan, over which the Trustee of the 401(k) Plan possess the voting power and which are subject to restrictions on the power to dispose of these shares. For Mr. Dillon, also includes 2,300 shares held in Charitable Remainder Annuity Trust for which Mr. Dillon possess both voting power and the power to dispose.

(3)
Includes all employees of Diamond Hill Investment Group, Inc. and its subsidiaries as of March 3, 2017, excluding executive officers and Mr. Dillon. Each employee has sole voting power. Certain shares are subject to restrictions on the power to dispose of the shares. The employees do not constitute a Group as defined by Rule 13d-1 of the Exchange Act. Includes 60,897 shares held in the Company’s 401(k) plan, over which the Trustees of the 401(k) Plan possess the voting power and which are subject to restrictions on the power to dispose of these shares.

(4)
The address for FMR LLC is 245 Summer Street, Boston, MA 02210. Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2017, by FMR LLC. In this Schedule 13G, FMR LLC reported sole voting power over 56,337 shares and sole dispositive power over 250,290 shares on behalf of Fidelity Institutional Asset Management Trust Company and FMR Co. Inc..

(5)
The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. Based on information contained in a Schedule 13G/A filed with the SEC on January 23, 2017, by BlackRock, Inc. In this Schedule 13G/A, BlackRock, Inc. reported sole voting power over 218,628 shares and sole dispositive power over 224,787 shares on behalf of the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., and BlackRock Investment Management, LLC.

(6)
The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163. Based on information contained in a Schedule 13G filed with the SEC on January 27, 2017, by Wells Fargo & Company. In this Schedule 13G, Wells Fargo & Company reported sole voting and dispositive power over 2,148 shares, shared voting power over 84,951 shares, and shared dispositive power over 189,939 shares on behalf of the following subsidiaries: Wells Fargo Clearing Services, LLC, Wells Fargo Advisors Financial Network, and Wells Fargo Bank, N.A.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and any persons who beneficially own more than ten percent of the Company’s shares (the "Reporting Persons"), to file with the SEC initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 and Form 5 by specified deadlines. Reporting Persons are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports they file with the SEC. Based solely upon a review of the Forms 3, 4 and 5 furnished to the Company and statements made by Reporting Persons that no other Section 16(a) reports were required to be filed by them, we believe that the Reporting Persons complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2016, except that a Form 4 for Ms. Wesolek was filed late.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board guides the strategic direction of the Company and oversees its management. All of our directors are elected annually. Pursuant to the recommendation of the Nominating and Governance Committee, the Board has nominated the six nominees listed below for election, all of whom are incumbents, to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the Annual Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Governance Committee and approved by the Board.

Director Independence

The Board has determined that, with the exception of Mr. Dillon and Mr. Laird, all of our nominees are independent under the rules and independence standards of The NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC requirements. There are no family relationships among our directors and executive officers.

The Nominees

The Board has determined that all of our director nominees are qualified to serve as directors of the Company. In addition to the specific business experience listed below, each of our director nominees has the tangible and intangible skills and attributes that we believe are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director, and the character and integrity we expect of our directors. The specific qualifications of each individual nominee are set forth under his or her name below.

R. H. Dillon, CFA, age 60, has been a director of the Company since 2001 and chairman since 2015. He served as the CEO of the Company from 2000 to 2015 and continues to serve as a portfolio manager. Mr. Dillon has over 35 years of experience in the investment management industry.

Mr. Dillon received his BS and MA from The Ohio State University and his MBA from University of Dayton. Mr. Dillon also holds the Chartered Financial Analyst designation.

The Board believes that Mr. Dillon’s qualifications to serve on the Board include his 15 years of experience as CEO and a portfolio manager of the Company, his in-depth knowledge and involvement in our operations and his more than 30 years of experience as an investment professional.

Randolph J. Fortener, age 63, has been an independent director of the Company since 2013, is the chair of the Audit Committee, serves on the Nominating and Governance Committee and Compensation Committee, and is an audit committee financial expert, as defined by the SEC. Since 2014, Mr. Fortener has been the CEO of Cozzins Road Capital, a private investment firm. As CEO of Cozzins Road Capital, Mr. Fortener directs all investment and acquisition activity for the company. Previously, Mr. Fortener worked at the Crane Group, a private holding and management company, based in Columbus, Ohio, from 1990 to 2014 and served as the president of Crane Investment Company from 2007 to 2014. Prior to joining the Crane Group, Mr. Fortener was a partner at Deloitte & Touche LLP, a big four accounting firm, providing services to investment banking firms. Mr. Fortener also specialized in estate and tax planning for privately held businesses while with Deloitte. Mr. Fortener has over 35 years of business experience, with an emphasis on corporate acquisitions and investments.

Mr. Fortener received a BS in accounting from The University of Findlay and an MBA in finance from the University of Dayton and is a Certified Public Accountant (inactive).

Mr. Fortener’s qualifications to serve on the Board include his substantial experience in accounting and financial matters, including his significant experience as a certified public accountant and his experience on other corporate boards.

James F. Laird, CPA, age 60, has been a director of the Company since 2011, Secretary since 2001 and served as the Chief Financial Officer and Treasurer of the Company and President of Diamond Hill Funds from 2001 to 2014. Mr. Laird is currently retired. Mr. Laird has over 25 years of experience in the investment management industry.

Mr. Laird received his BS in Accounting from The Ohio State University, is a Certified Public Accountant, and previously held the Series 7, 24, 26, 27 and 63 securities licenses with the Financial Industry Regulatory Authority.

Mr. Laird’s qualifications to serve on the Board include his 13 years of experience as CFO of the Company, his in-depth knowledge and involvement in our operations and his more than 25 years of experience in the financial, operational, administrative, and distribution aspects of the investment management industry.

Paul A. Reeder, III, age 55, has been an independent director of the Company since 2015 and serves on the Audit Committee, Nominating and Governance Committee, and the Compensation Committee, and is an audit committee financial expert, as defined by the SEC. Mr. Reeder has been the President of PAR Capital Management, a private investment management firm, since 1990.

Mr. Reeder received his BA from Oberlin College and his Master’s degree from the Sloan School of Management at MIT.

Mr. Reeder’s qualifications to serve on the Board include his substantial experience of over 30 years in the investment management industry as an analyst, portfolio manager, and a principal executive of a private investment partnership.

Bradley C. Shoup, age 58, has been an independent director of the Company since 2012, is the chair of the Nominating and Governance Committee, serves on the Audit Committee and Compensation Committee, and is an audit committee financial expert, as defined by the SEC. Mr. Shoup is currently a private investor. He was a Partner at Falcon Fund Management Ltd. from 2013 to 2016. From 2011 to 2013, Mr. Shoup was Managing Director of Cox Partners, Inc. From 2007 to 2011, Mr. Shoup was Chief Investment Officer of Armstrong Equity Partners LP.

Mr. Shoup received his BS in Civil Engineering with Distinction from the University of Kansas and his Master’s degree from the Sloan School of Management at MIT.

Mr. Shoup’s qualifications to serve on the Board include over 20 years of experience in the investment management industry.

Frances A. Skinner, CFA, CPA, age 52, has been an independent director of the Company since 2010, is the chair of the Compensation Committee, serves on the Audit Committee and Nominating and Governance Committee, and is an audit committee financial expert, as defined by the SEC. Ms. Skinner has been a partner with AUM Partners, LLC, a management consulting firm specializing in the investment management industry, since 2009. Prior to joining AUM Partners, she was a principal with Focus Consulting Group, Inc., a management consulting firm specializing in the investment management industry from 2003 to 2009. Ms. Skinner also spent 16 years at Allstate Investments, LLC, where she worked on developing compensation and incentive programs for investment professionals. Ms. Skinner has over 25 years of experience in the areas of investment management, finance and consulting. She is a co-author of the book High Performing Investment Teams (Wiley, 2006).

Ms. Skinner received her BA from St. Xavier University and her MBA from the University of Illinois – Chicago. Ms. Skinner also holds the Chartered Financial Analyst designation and is a Certified Public Accountant.

Ms. Skinner’s qualifications to serve on the Board include her significant experience in the global investment management industry and experience in developing and consulting on matters of leadership, teamwork, performance evaluation, and compensation practices.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF R. H. DILLON, RANDY J. FORTENER, JAMES F. LAIRD, PAUL A. REEDER, III, BRADLEY C. SHOUP, AND FRANCES A. SKINNER AS DIRECTORS OF THE COMPANY.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board held a total of four meetings during the year ended December 31, 2016. Each director attended all of the meetings of the Board and its committees of which he or she was a member. Consistent with our Corporate Governance Guidelines, the independent directors met in executive session at each regularly scheduled Board meeting in 2016. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of shareholders. All of our then incumbent directors attended our 2016 Annual Meeting of Shareholders.

Corporate Governance

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board has adopted a written charter for each Committee. Current copies of each committee charter and our Corporate Governance Guidelines are available on our website, ir.diamond-hill.com, under the heading “Corporate Governance” on the right hand side of the site.

Pursuant to rules promulgated under the Sarbanes-Oxley Act of 2002, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely and accurate reporting, compliance with laws, and accountability for adherence to the code, including internal reporting of code violations.

We also have a Code of Business Conduct and Ethics that is applicable to all of our employees and directors, a copy of which was filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on March 7, 2014. It is our policy to require all employees to participate annually in continuing education and training relating to the Code of Business Conduct and Code of Ethics.

We also have established a policy prohibiting our officers, directors, and employees from purchasing or selling shares of the Company while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. The policy also prohibits all employees and directors from purchasing or selling any derivative arrangement related to securities of the Company or engaging in any speculative, short selling, or hedging activities related to securities of the Company that may have a similar economic effect.

Audit Committee

Mr. Fortener, Mr. Reeder, Mr. Shoup, and Ms. Skinner serve on the Audit Committee, which met four times during 2016. Mr. Fortener serves as the Chair of the Audit Committee. The Board has determined that each of these committee members meets the independence and financial literacy rules and standards of the SEC and NASDAQ. The Board also has concluded that each of Mr. Fortener, Mr. Reeder, Mr. Shoup, and Ms. Skinner also meets the criteria to be an audit committee financial expert as defined by the SEC.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the retention of our independent registered public accounting firm, including appointing and overseeing the terms of its engagement and its performance, qualifications and independence, and the integrity of our financial statements, other financial information provided to shareholders, and our internal control structure. The Audit Committee also reviews all related person transactions for potential conflicts of interest on an ongoing basis and all such transactions must be approved by the Audit Committee. Additional information on the approval of related person transactions is available under the heading “Certain Relationships and Related Person Transactions” below. The report of the Audit Committee appears below the heading “AUDIT COMMITTEE REPORT.”

Compensation Committee

Mr. Fortener, Mr. Reeder, Mr. Shoup, and Ms. Skinner serve on the Compensation Committee, which met three times during 2016. Ms. Skinner serves as the Chair of the Compensation Committee. The Board has determined that each of these committee members meets the independence criteria of the SEC and NASDAQ.

The primary purpose of the Compensation Committee is to review and approve the Company’s executive compensation policies, evaluate the performance of our executive officers in light of corporate goals and objectives approved by the Compensation Committee, approve the annual salaries, bonuses, stock grants and other benefits, direct and indirect, of our executive officers, make recommendations to the full Board with respect to incentive compensation plans and equity-based plans and determine director and committee member/chair compensation for non-employee directors. The Compensation Committee also administers our equity and other incentive plans. The Compensation Committee has delegated to management the ability to make stock grants to our employees within specific parameters to align the interests of our shareholders and our employees and to promote employee retention, and long-term employee ownership. A description of the Company’s processes and procedures for the consideration and determination of executive officer compensation are discussed under the heading “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

Mr. Fortener, Mr. Reeder, Mr. Shoup, and Ms. Skinner serve on the Nominating and Governance Committee, which met twice during 2016. Mr. Shoup serves as the Chair of the Nominating and Governance Committee. The Board has determined that each of these committee members meets the independence criteria of NASDAQ.

The primary purpose of the Nominating and Governance Committee is to maintain and cultivate the effectiveness of the Board and oversee the Company’s governance policies. Among the committee’s responsibilities are Board and committee composition, director qualifications, director orientation and education, and Board evaluations. The Nominating and Governance Committee identifies, evaluates, and nominates Board candidates; reviews compliance with director stock ownership guidelines; and oversees procedures regarding shareholder nominations and other shareholder communications to the Board. The Nominating and Governance Committee is also responsible for monitoring compliance with and recommending any changes to the Company’s Corporate Governance Guidelines. Additional information regarding the committee’s activities can be found under the heading “Corporate Governance.”

Board Committee Membership

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2016.

Director	Audit	Compensation	Nominating and Governance
R. H. Dillon	—	—	—
Randolph J. Fortener	Chair	Member	Member
James F. Laird	—	—	—
Paul A. Reeder, III	Member	Member	Member
Bradley C. Shoup	Member	Member	Chair
Frances A. Skinner	Member	Chair	Member
Number of Meetings in 2016	4	3	2

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board the compensation of our non-employee directors. At the discretion of the Board, directors are eligible to receive stock-based awards under the Diamond Hill Investment Group, Inc. 2014 Equity and Cash Incentive Plan (the “2014 Plan”). The Compensation Committee has determined that the use of long-term cliff vesting restricted stock awards as the sole form of compensation for our non-employee directors is the most appropriate way to further align the interests of our directors with the long-term interests of our shareholders. These restricted stock grants are intended to compensate the directors for a long period of time and are intended to fully compensate directors for their services as directors and as members of committees of the Board. After the restricted stock grants vest, to further align the interests of our directors and shareholders, our Corporate Governance Guidelines prohibit the shares from being sold while the director remains on the Board, except that shares may be sold within the year the grants vest to pay taxes due as a result of the vesting. The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board in 2016.

2016 Director Compensation(1)

Name	Cash	Stock Awards	All Other Compensation	Total
R. H. Dillon (2)	$500,000	$500,000	$28,200	$1,028,200
Randolph J. Fortener	$—	$—	$—	$—
James F. Laird	$20,000	$—	$—	$20,000
Paul A. Reeder, III	$—	$—	$—	$—
Frances A. Skinner	$—	$—	$—	$—
Bradley C. Shoup	$—	$—	$—	$—

(1)	Omits those columns where no compensation was awarded or earned.

(2)
Mr. Dillon is Chairman of the Board of Directors and is also a non-executive employee of the Company. The compensation shown in this table relates solely to Mr. Dillon's role an employee of the Company. Mr. Dillon's cash compensation included $200,000 in base salary and $300,000 in discretionary bonus. He also received $24,000 in 401k contributions and $4,200 in health savings account contributions.

On January 1, 2016, the Company entered into a new Employment Agreement with Mr. Dillon in consideration of his continued employment as a portfolio manager. For more information on this agreement, see the discussion under the heading "Employment Agreements and Change in Control Benefits".

Outstanding Stock Grants to Directors

The below table shows the amount of unvested restricted stock grants outstanding to directors as of December 31, 2016 and the service period covered by the grant. All of these grants vest in full at the conclusion of the applicable service period.

Name	Shares Granted	Approximate Service Period	Service Period Covered	Grant-Date Fair Value	Grant Date	Vesting Date
Randolph J. Fortener	6,000	Five Years	4/24/13 – 4/30/18	$452,940	4/30/13	4/30/18
James F. Laird	8,000	Ten Years	4/30/15 – 4/30/25	$1,125,760	2/27/15	4/30/25
Paul A. Reeder, III	8,000	Ten Years	4/30/15 – 4/30/25	$1,457,600	4/30/15	4/30/25
Frances A. Skinner(1)	6,000	Five Years	1/1/12 – 12/31/16	$462,060	2/22/12	1/1/17
Bradley C. Shoup	6,000	Five Years	4/25/12 – 4/30/17	$454,140	4/25/12	4/30/17
_______________

(1)
This existing award of 6,000 shares vested on January 1, 2017. On October 26, 2016, the Compensation Committee approved a new award of 2,700 shares of restricted stock to Ms. Skinner with a grant date of January 1, 2017 and a vesting date of April 30, 2020.

Ownership and Retention Guidelines

Our Corporate Governance Guidelines generally prohibit shares granted to our directors as compensation from being sold while the director remains on the Board, except for sales of shares to pay taxes due upon vesting. Therefore, we expect each non-employee director to hold for his or her entire term of service on the Board all of our shares granted to the director as compensation.

CORPORATE GOVERNANCE

The Nominating and Governance Committee has general oversight responsibility for assessment and recruitment of new director candidates, as well as evaluation of director and board performance and oversight of our governance matters. The Nominating and Governance Committee has adopted Corporate Governance Guidelines and reviews them annually. The most current version of the Guidelines is available on our website, ir.diamond-hill.com, under “Corporate Governance” on the right hand side of the site.

Board Leadership and Composition

The Chairman approves Board agendas and schedules, chairs all executive sessions of the directors, acts as the liaison between the directors and management, oversees the information distributed in advance of Board meetings, is available to the Secretary to discuss and, as necessary, respond to shareholder communications to the Board, and calls meetings of the directors.

Concurrent with the election of Mr. Dillon as Chairman of the Board in April 2015, the Board also appointed Mr. Laird as Lead Outside Director. The responsibilities of the Lead Outside Director include all of the duties of Chairman when the Chairman is not present.

Currently, four of our six directors are independent under NASDAQ standards. In addition, the Nominating and Governance Committee, the Audit Committee, and the Compensation Committee are all comprised entirely of independent directors. Overall, we believe that our Board structure is designed to foster critical oversight, good governance practices, and the interests of the Company and its shareholders.

Among other things, the Corporate Governance Guidelines address term limits of each director. Although we have a 10 year service limit for non-employee directors, the Guidelines authorize the Board to make exceptions to this limitation and permit directors to serve for an additional year, and the Board has made such exceptions in the past.

Board’s Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including client investment results, and operational, financial, legal, regulatory and strategic risks. The Audit Committee is responsible for overseeing risks relating to our accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management and the Company’s independent registered public accounting firm. The Compensation Committee is responsible for overseeing risks relating to employment policies and our compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks that our compensation policies pose to our finances and our relationship with employees.

Executive Leadership Team

Effective January 1, 2016, Christopher M. Bingaman was named Chief Executive Officer, succeeding Mr. Dillon.

The Company has established an Executive Leadership Team and three divisional leadership teams. The members of the Executive Leadership Team include Mr. Bingaman, Mr. Line, and Ms. Wesolek. Members of the Executive Leadership Team lead the three divisional leadership teams as indicated below:

Mr. Bingaman – Investment Leadership Team
Mr. Line – Administration Leadership Team
Ms. Wesolek – Distribution Leadership Team

The Company believes that the Executive Leadership Team and three divisional leadership teams is an appropriate and effective organizational structure for the Company.

Director Orientation and Continuing Education and Development

When a new independent director joins the Board, the Company provides a formal orientation program to provide the new director with an understanding of our operations and financial condition. In addition, each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. To assist the directors in maintaining such level of expertise, we may, from time to time, offer continuing education programs in addition to briefings during Board meetings relating to the competitive and industry environment and the Company’s goals and strategies.

Director Qualifications and the Nominations Process

The Nominating and Governance Committee believes that the nominees presented in this proxy statement would constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. The Nominating and Governance Committee routinely considers the current composition of the Board, and whether changes should be made or additional directors should be added.

The Nominating and Governance Committee supervises the nomination process for directors. It considers the performance, independence, background, experience, gender and other forms of diversity, as well as other characteristics of our incumbent directors, including their willingness to serve, and any change in their employment or other circumstances in considering their nomination each year. We do not have any formal policy regarding diversity in identifying nominees for a directorship, but rather we consider it among the various factors relevant to any particular nominee and the overall needs of the Board. In the event that a vacancy exists or the Company decides to increase the size of the Board, the Nominating and Corporate Governance Committee will identify, interview, examine, and make recommendations to the Board regarding appropriate candidates.

The Nominating and Governance Committee identifies potential candidates principally through suggestions from our directors and senior management. The committee may also seek candidates through informal discussions with third parties. We have not historically retained search firms to help identify director candidates and did not do so in identifying this year’s nominees.

In evaluating potential candidates, the Nominating and Governance Committee considers, among other factors, independence from management, experience, expertise, commitment, diversity, number of other public company board and related committee seats held, potential conflicts of interest, and the composition of the Board at the time of the assessment. Additionally, all potential nominees must:

•	demonstrate strong character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the Company.

In addition, candidates expected to serve on the various Board committees must meet all applicable independence and financial literacy qualifications required by NASDAQ, the SEC, and other applicable laws and regulations. The evaluation process of potential candidates also includes personal interviews and discussions with appropriate references. Once the Nominating and Governance Committee has selected a candidate, it recommends the candidate to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by our shareholders. All directors serve for one-year terms and must stand for reelection annually.

The Nominating and Governance Committee does not currently have any specific policies regarding the consideration of director candidates recommended by shareholders due to a historical absence of shareholder recommendations. In the event of such a recommendation, the Nominating and Governance Committee would consider the recommendation using the process and criteria set forth above. In the future, the Nominating and Governance Committee may in its discretion adopt policies regarding the consideration of director candidates recommended by shareholders. Shareholder recommendations for Board candidates must be directed in writing to the Company at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, Attention: Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the recommending person’s ownership of our common shares.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. We currently have no related person transactions reportable pursuant to Item 404(a) of SEC Regulation S-K and have not had any such transactions in the recent past. As such, we do not believe it is necessary to have a written policy specifically dealing with related person transactions. The Audit Committee will review any potential related person transactions as they arise and are reported to the Board or the Audit Committee, regardless of whether the transactions are reportable pursuant to Item 404. No such transactions arose or were reviewed by the Audit Committee in 2016. For any related person transaction to be consummated or to continue, the Audit Committee must approve or ratify the transaction.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2016 were Mr. Fortener, Mr. Reeder, Mr. Shoup and Ms. Skinner. No director who served on the Compensation Committee during 2016 currently is, or during 2016 was, an officer, employee or former officer of the Company or had any relationship during 2016 requiring disclosure by us under Item 404 of SEC Regulation S-K. During 2016, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

Executive Officers and Compensation Information

During 2016, Christopher M. Bingaman, Thomas E. Line, and Lisa M. Wesolek were the Company’s only executive officers. Mr. Bingaman, Mr. Line and Ms. Wesolek’s experience is described below. Each executive officer devotes his or her full time and effort to the affairs of the Company.

Christopher M. Bingaman, age 51, was named Chief Executive Officer of the Company effective January 1, 2016, has been the President of the Company since 2014 and also serves as a Portfolio Manager. Mr. Bingaman joined Diamond Hill in 2001. From 1997 to March 2001, Mr. Bingaman was a Senior Equity Analyst for Nationwide Insurance. In 1997, Mr. Bingaman was an Equity Analyst for Dillon Capital Management. From 1990 to 1997, Mr. Bingaman held various positions at Fifth Third Bank, First Chicago NBD and NBD Bank. Mr. Bingaman has over 25 years of experience in the investment management industry.

Mr. Bingaman received his Bachelor of Arts in Finance from Hillsdale College (cum laude), and his Master of Business Administration from the University of Notre Dame. Mr. Bingaman holds the Chartered Financial Analyst designation.

Thomas E. Line, age 49, is the Chief Financial Officer and Treasurer of the Company since 2015 and also serves as Chief Executive Officer of the Diamond Hill Funds. Mr. Line joined Diamond Hill in 2014. Mr. Line served as a Trustee and Chairman for Diamond Hill Funds from 2005 to 2014. From 2012 to 2014, Mr. Line was Chief Operating Officer for Lancaster Pollard & Company. Mr. Line was Managing Director and Chief Financial Officer for Red Capital Group from 2005 to 2012 and was Vice President and Treasurer from 2004 to 2005. From 2002 to 2004, Mr. Line was President of Focused Financial Consulting, Inc. From 1998 to 2002, Mr. Line was Chief Operating Officer for Meeder Financial, Inc. From 1996 to 1998, Mr. Line was Vice President and Treasurer for BISYS Fund Services, Inc. Prior to 1996, Mr. Line spent seven years at KPMG in various roles. Mr. Line has over 25 years of experience in the investment management industry.

Mr. Line has a Bachelor of Science in Accounting from Wake Forest University, and previously held the Series 27 securities license with the Financial Industry Regulatory Authority, and is a Certified Public Accountant (inactive).

Lisa M. Wesolek, age 53, has been the Chief Operating Officer of the Company since 2014. Ms. Wesolek joined Diamond Hill in 2012. From 2008 to 2010, Ms. Wesolek was Senior Vice President, National Sales Manager for the Asset Management Group at Wells Fargo Funds Management. From 2005 to 2008, Ms. Wesolek was Managing Director and Head- Institutional Asset Management at Evergreen Investments Management. From 2004 to 2005, Ms. Wesolek was Managing Director, West Region Head for JP Morgan Asset Management. From 1994 to 2004, Ms. Wesolek was Managing Director for Banc One Investment Advisors Corporation. Ms. Wesolek has over 30 years of experience in the investment management industry.

Ms. Wesolek received her Bachelor of Science in Finance from Franklin University and holds the Series 7, 24 and 63 securities licenses with the Financial Industry Regulatory Authority.

Compensation Discussion and Analysis

In our Compensation Discussion and Analysis, we:

•	describe our compensation program objectives and how compensation for our named executive officers is determined; and

•	explain the tables and disclosures that follow.

This Compensation Discussion and Analysis presents compensation information for the following individuals:

•	Christopher M. Bingaman, who served as our Chief Executive Officer and President in 2016;

•	Thomas E. Line, who served as our Chief Financial Officer and Treasurer in 2016; and

•	Lisa M. Wesolek, who served as our Chief Operating Officer in 2016.

Background

We are in the investment management industry. Human capital is the most important resource of companies in our industry. Attracting and retaining employees can be more difficult in our industry than in others because of how heavily our industry depends on the contributions of talented individuals. We have been able to attract and retain high-quality employees due to:

•	our investment-centric culture;

•	employee ownership in our business;

•	our central Ohio location; and

•	the nationally-competitive compensation and benefits we offer to our employees.

Compensation, which is a critical element in a business dependent on talented employees, has a particularly significant impact on profitability in industries like ours that are not capital intensive. This requires a balancing of the economics between our operating profit margin and rewarding the employees who generate our profits and produce investment results for our clients. As of March 3, 2017, our employees and directors owned approximately 23% of the Company. In contrast, many competitor firms are owned entirely by their employees and many publicly-traded asset managers are far less employee owned. Despite our unique ownership structure given our industry, we believe that industry norms are helpful benchmarks for evaluating this balancing of economics.

At our 2016 Annual Meeting of Shareholders, our shareholders voted upon an advisory resolution to approve the compensation of our executive officers. The compensation of our named executive officers was approved by 99% of the votes cast on the matter. The Compensation Committee of the Board (the “Committee”) believes that the results of the advisory vote on executive compensation support our previous compensation practices and the Committee's overall judgment related to our compensation practices. The Committee considered that endorsement in establishing the compensation of our executive officers for 2016.

Compensation Program Objectives

We seek to attract and retain people with integrity, intelligence and energy. All of our employees are paid a competitive base salary, provided with competitive benefits and participate in an annual cash and equity incentive compensation program. The amount of individual incentive awards is based on an assessment of individual performance, while the amount of the overall available incentive pool is based on (i) investment results in client portfolios, (ii), overall firm operating results, (iii) market compensation data, and (iv) our profitability compared to other investment management firms.

In addition to annual incentive compensation, upon commencing employment with the Company, most employees are awarded equity grants as an incentive to their continued employment. Generally, these awards cliff vest after five years of employment to promote employee retention and long-term employee ownership. We also seek to increase employee ownership because we believe such ownership encourages employees to act and think like owners. While compensation amounts differ depending upon position, responsibilities, performance and competitive data, we seek to reward all employees with similar compensation components based on these objectives.

Rewards Based on Performance

Our primary business objective is to meet our fiduciary duty to clients. Specifically, our focus is on long-term, five-year investment returns, with goals defined as rolling five-year periods in which client returns are sufficiently above relevant passive benchmarks, rank in the top quartile of similar investment strategies, and exceed a sufficient absolute return for the risk associated with the asset class. As it relates to our investment professionals, their compensation program is designed to reward performance that supports these objectives. For those employees who are not a part of our investment team the compensation program varies, but is based on rewarding individual performance that helps us meet our fiduciary duty to clients. We seek to fulfill our fiduciary duty to shareholders by managing the firm and its assets to increase shareholder value over time. Over the past five years, our annualized total shareholder return was 28.8% compared to a 14.5% return for the Russell 2000 Index.

Compensation Setting Process

Role of the Compensation Committee. The Committee has the overall responsibility for evaluating and approving the structure, operation and effectiveness of our compensation plans, policies and programs for all employees. The Committee consists of Mr. Fortener, Mr. Reeder, Mr. Shoup and Ms. Skinner. Ms. Skinner serves as the Chair. Each member of the Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), is a “non-employee director” for purposes of Section 16(b) of the Securities Exchange Act of 1934, and meets NASDAQ independence requirements. The Committee is specifically charged to:

•
review and approve the corporate goals and objectives relevant to the compensation of the CEO, to evaluate the CEO’s performance in light of these goals and objectives, and, based on this evaluation, make recommendations to the Board for the independent directors to approve the CEO’s compensation level (including any long-term incentive or other compensation under any incentive-based or equity-based compensation plan);

•
review management’s recommendations and make recommendations to the Board with respect to director and other non-CEO executive officer compensation; provided, that the Committee has full decision-making authority with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code;

•	retain compensation consultants as it deems necessary to assist in its evaluation of director, CEO or other senior executive compensation programs or arrangements;

•	obtain advice and assistance as it deems necessary from internal or external legal, accounting or other advisors;

•
review management’s recommendations and make recommendations to the Board with respect to incentive-based compensation and equity-based compensation plans and programs that are subject to Board approval, and that may be applicable to all or any portion of the employees of the Company and/or its subsidiaries; and

•	exercise all power and authority of the Board in the administration of equity-based incentive compensation plans.

The Committee considers the sum of all pay elements when reviewing annual compensation recommendations for the named executive officers. Although the framework for compensation decision-making is tied to the Company’s overall financial performance and the creation of long-term shareholder value, the Committee retains the discretion to make recommendations to the Board for the independent directors to approve individual compensation based on other performance factors, such as demonstrated management and leadership capabilities and the achievement of certain investment results for client accounts and other strategic operating results.

Role of Management. The Company’s CEO evaluates the CFO and COO as part of our annual review process and makes recommendations to the Committee regarding all elements of executive compensation paid to them. Changes in executive compensation proposed by the CEO are based on the individual’s performance, the compensation of individuals with comparable responsibilities in competing or similar organizations, and the profitability of the Company. At the Committee’s request, management attends Committee meetings to provide general employee compensation and other information to the Committee, including information regarding the design, implementation and administration of our compensation plans. The Committee also meets in executive sessions without the presence of any executive officer whose compensation the Committee is scheduled to discuss.

Use of Compensation Consultants and Surveys in Determining Executive Compensation. The Committee’s charter gives it the authority to retain an independent outside executive compensation consulting firm to assist in evaluating policies and practices regarding executive compensation and provide objective advice regarding the competitive landscape. Historically, however, the Committee has not engaged compensation consultants, and did not do so in 2015 or 2016.

Each year the Committee obtains and summarizes an asset management industry pay analysis prepared by McLagan Partners, a compensation specialist focusing on the asset management industry. The companies in the McLagan Partners’ analysis include approximately 150 public and private asset management companies with which we compete. This analysis provides the Committee with a general overview of compensation trends in the asset management industry. The Committee does not define a specific peer group, but rather takes a broad view of the analysis, including the types and amounts of compensation paid generally by the companies surveyed. The Committee does not set any compensation elements or levels based on targeting a certain percentile from the survey, but rather sets compensation that it believes to be both competitive and based on the executive’s value to the Company. The survey is just one of many factors that the Committee considers when determining executive compensation. Management and the Committee believe this broad view of the analysis is appropriate because we compete with both public and private asset management firms regardless of their size and scope of operations.

Elements of Compensation

Base Salary. Base salaries for our named executive officers are intended to provide a fixed level of cash compensation that is appropriate given the executive’s role in the organization. Generally, base salaries are determined by (i) scope of responsibility and complexity of position, (ii) performance history, (iii) tenure of service, (iv) internal equity within the Company’s salary structure, and (v) relative salaries of persons holding similar positions at other companies within the investment management industry. Base salaries are designed to compensate knowledge and experience. In October 2015, the Committee made the determination to increase the base salary of the CEO to $300,000. In February 2016, the Committee made the determination to increase the base salary of the COO to $250,000. Consistent with our desire to have the majority of total compensation paid to named executive officers at risk in the form of incentive compensation, a significant majority of total compensation of our executive officers was paid in the form of either cash bonuses and/or long-term equity grants.

Annual Cash Bonuses. The Committee awarded a discretionary cash bonus to Mr. Bingaman, to reward him for his strong performance and overall contributions to the Company in fiscal year 2016. The Committee believes a discretionary cash bonus provided the Committee with the flexibility to consider all aspects of Mr. Bingaman’s performance and contributions to the Company as CEO, President and Portfolio Manager. In determining the amount of Mr. Bingaman’s cash bonus, the Committee considered the Company’s overall operating results for 2016, the investment results in client portfolios, client service, overall contributions to the investment team, and broad market compensation data.

The Committee awarded a discretionary cash bonus to Mr. Line to reward him for his strong performance and overall contributions to the Company in fiscal year 2016. The Committee believes that a discretionary cash bonus provided the Committee with the flexibility to consider all aspects of Mr. Line's performance and contributions to the Company which, for a CFO and Treasurer, may not be as directly tied to our operating income. In determining the amount of Mr. Line's cash bonus, the Committee considered the Company’s overall operating results for 2016, contributions by Mr. Line that were not reflected in our operating results, and broad market compensation data.

The Committee did not award Ms. Wesolek a discretionary cash bonus because the Restricted Stock Award discussed below is intended to comprise all of her incentive compensation.

Restricted Stock Unit Award to Mr. Bingaman. In October 2015, the Committee awarded 13,000 shares of performance-based restricted stock units (“PRSUs”) to Mr. Bingaman pursuant to the Company’s 2014 Plan covering the performance period of January 1, 2016 through December 31, 2017. The grant called for 6,500 PRSUs to vest on each of January 1, 2017 and January 1, 2018, respectively, if the Company’s annual operating profit for each calendar year period (defined as the Company’s total revenue during each calendar year period excluding any investment income and gains, less the Company’s total operating expenses during such period and any investment losses and all taxes) exceeded $40,000,000. If the Company’s annual operating profit during in either calendar year period is less than $40,000,000, a reduced number of PRSUs will vest on January 1st of 2017 or 2018, respectively, according to a schedule that scales down from 6,500 PRSUs at $40,000,000 in operating profit to zero PRSUs at or below $0 in operating profit. Any PRSUs that do not vest will be forfeited. The first 6,500 PRSUs vested in full on January 1, 2017, as the performance conditions were met. All PRSUs that vest are settled in shares of the Company’s common stock on a 1-for-1 basis and are subject to restrictions on sale or transfer for five years following the vesting date. This PRSU award is intended to comprise all of Mr. Bingaman’s equity-based compensation for the 2016 and 2017 compensation years.

Restricted Stock Unit Award to Mr. Line. In December 2014, management granted 15,000 of restricted stock units ("RSUs) to Mr. Line pursuant to the Company's 2014 Plan as long-term incentive compensation. Vesting of this award is time based and 3,000 of these RSUs vest on each April 1st from 2015 through 2019. Each RSU that vests will be settled in shares of the Company's common stock on a 1-for-1 basis. Upon vesting, the resulting shares will be subject to restrictions on sale or transfer for an additional five years from each respective vesting date. Mr. Line was named Chief Financial Officer and Treasurer effective January 1, 2015. Management believes this compensation structure strongly aligns the long-term interests of Mr. Line with those of the Company and its shareholders. This RSU award is intended to comprise all of Mr. Line's equity-based compensation for the 2014 through 2018 compensation years.

Restricted Stock Award to Ms. Wesolek. At the time of her hiring in July 2012, management granted Ms. Wesolek 40,000 shares of restricted stock as both an incentive to employment and as long-term incentive compensation. Vesting of this award is time based at various times over the five-year period from grant date through July 2017. Upon vesting, the shares will be subject to further restrictions on sale or transfer for an additional five years from each respective vesting date. Ms. Wesolek was hired to lead the sales, marketing, client service and distribution efforts of the Company and was named Chief Operating Officer in 2014.

Management believes this compensation structure strongly aligns the long-term interests of Ms. Wesolek with those of the Company and its shareholders. This restricted stock award is intended to comprise all of Ms. Wesolek’s incentive compensation for the five-year period of July 2012 through June 2017, and no additional cash or equity awards to Ms. Wesolek during that period are contemplated.

Retirement Plan Benefits. We provide retirement benefits through the Diamond Hill Investment Group 401(k) Plan and Trust. Each named executive officer is entitled to participate in this plan on the same terms and conditions as all other employees. The 401(k) Plan does not involve any guaranteed minimum or above-market returns, as plan returns depend on actual investment results.

Deferred Compensation Plans. We have two Deferred Compensation Plans: the Diamond Hill Fixed Term Deferred Compensation Plan (the “Fixed Term Plan”) and the Diamond Hill Variable Term Deferred Compensation Plan (the “Variable Term Plan”), (each individually, a "Plan", and collectively the “Deferred Compensation Plans”). Each named executive officer is eligible to participate in one of the Plans, along with certain other persons employed by the Company or any of its affiliates. The terms and conditions of the Plans are described in more detail under the heading “Pension Plans and Non-Qualified Deferred Compensation” below.

Other Benefits and Perquisites. We do not provide supplemental retirement plan benefits to our named executive officers. As a general rule, we do not provide any perquisites or other personal benefits to our named executive officers that are not offered on an equal basis to all other employees. Our named executive officers are entitled to participate in benefit programs that entitle them to the same medical, dental, and short-term and long-term disability insurance coverage that are available to all employees.

Post-Employment Payments. No named executive officer has an employment contract or severance arrangement, and we do not provide any post-employment payments to our named executive officers, other than pursuant to our 401k Plan and Deferred Compensation Plans.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines for our named executive officers to further align their interests with those of our shareholders. The below table provides the target ownership level reflected in the guidelines and actual shares owned as of December 31, 2016. Each named executive officer currently holds shares well in excess of the amounts required under the guidelines.

Name	Title	Target Ownership Level	Target Number of Shares(a)	Number of Shares Owned (b)	Ownership Guideline Met
Christopher M. Bingaman	CEO and President	5x Salary	7,130	39,248	Yes
Thomas E. Line	Chief Financial Officer	3x Salary	2,852	14,720	Yes
Lisa M. Wesolek	Chief Operating Officer	2x Salary	2,377	26,359	Yes
_______________

(a)	Based on a per share price of $210.38 which was the closing price of our common shares on December 31, 2016, and the respective base salaries of our named executive officers as of that date.

(b)	Includes any unvested restricted stock and restricted stock units, as well as shares held in the Diamond Hill 401k Plan.

Risks Related to Compensation Policies and Practices

As part of its oversight of our executive and non-executive compensation programs, the Compensation Committee considers how our current compensation programs, including the incentives created by compensation awards, affect the Company’s risk profile. In addition, the Committee reviews our compensation policies, particularly the incentives that they create, to determine whether they encourage an appropriate level of risk-taking and do not present a significant risk to the Company. The Compensation Committee also considered the following risk mitigating factors:

•	current compensation programs reward portfolio managers and research analysts on trailing five-year investment performance in client accounts;

•	a majority of incentive compensation is in the form of long-term equity-based awards;

•	sale restriction periods on equity-based compensation awards encourage executives and other employees to focus on the long-term performance of the Company;

•	the Committee has discretionary authority to adjust annual incentive awards;

•	the Company has internal controls over financial reporting and other financial, operational and compliance policies and practices; and

•	base salaries are consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

Based on this review, the Committee has concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Compensation Recoupment and Restitution Policy

Upon the recommendation of the Compensation Committee, our Board of Directors has adopted a compensation recoupment and restitution policy that applies to all incentive compensation received by all employees, including our named executive officers. Under the policy, we may recover all or a portion of incentive compensation (or pay out additional incentive compensation) related to awards made after the adoption of the policy, in three general situations:

•
if, due to error or malfeasance the previously determined incentive pool, or an individual award, is either too large (or too small), then any overpayment made to an employee may, in the sole discretion of the Compensation Committee and the Board, be returned to the Company or an additional payment may be made to an employee;

•
if an employee engages in fraud or misconduct that contributes to the need for a financial restatement, or violates any law or regulation or any policy or procedure of the Company then we may, in the sole discretion of the Compensation Committee and the Board, recoup all or a portion of the employee’s incentive compensation; and

•
if the Compensation Committee determines that the Company's previously issued financial statements are restated as a result of error, omission, fraud or non-compliance with financial reporting requirements, then we may recoup, in the sole discretion of the Compensation Committee and the Board, all or a portion of the employee’s incentive compensation.

The policy is intended to provide enhanced safeguards against certain types of employee misconduct and provide enhanced protection to and alignment with shareholders. These provisions are in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Since 2013, all awards have been subject to this policy.

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by our named executive officers for services rendered in the years indicated. Additional information on the elements of compensation included in the table below is available under the “Compensation Discussion and Analysis” section.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(4)		All Other Compensation(5)	Total
Christopher M. Bingaman	2016	$300,000	$600,000	$2,360,860	(2)	$38,100	$3,298,960
Chief Executive Officer	2015	$250,000	$400,000	$—		$36,300	$686,300
and President	2014	$250,000	$400,000	$1,521,669	(3)	$36,300	$2,207,969

Thomas E. Line	2016	$200,000	$225,000	$—		$29,600	$454,600
Chief Financial Officer	2015	$200,000	$225,000	$—		$29,600	$454,600
and Treasurer

Lisa M. Wesolek	2016	$250,000	$—	$—		$35,600	$285,600
Chief Operating Officer	2015	$200,000	$—	$—		$29,600	$229,600
	2014	$200,000	$—	$—		$29,600	$229,600
___________________________________

(1)	Mr. Bingaman and Mr. Line were each granted a discretionary cash bonus award, which was not based upon any pre-established performance goals.

(2)
This award represents 13,000 PRSUs awarded to Mr. Bingaman on January 1, 2016 as part of a long-term performance-based incentive program under the 2014 Plan and constitutes the stock portion of Mr. Bingaman’s incentive compensation for the years 2016 and 2017. 6,500 PRSUs vested on January 1, 2017 and the other 6,500 PRSUs are scheduled to vest on January 1, 2018, both subject to the achievement of performance goals established by the Compensation Committee and described above in the "Compensation Discussion and Analysis" section.

(3)
This award represents 14,000 PRSUs awarded to Mr. Bingaman on February 24, 2014 as part of a long-term performance-based incentive program under the 2011 Plan and constitutes the stock portion of Mr. Bingaman’s incentive compensation for the years 2014 and 2015. 7,000 PRSUs vested on January 1, 2015 and the other 7,000 PRSUs vested on January 1, 2016, based on the achievement of performance goals established by the Compensation Committee

(4)
The value shown represents the full grant date fair value which was determined by reducing the grant-date price of the shares by the present value of the dividends expected to be paid on the underlying shares during the requisite service period, discounted at the appropriate risk-free interest rate. All PRSUs that vest have, or will be, settled in an equivalent number of common shares of the Company and are subject to further restrictions from transfer or sale for a five-year period following the respective vesting date.

(5)	The following types of compensation are included in the “all other compensation” column:

Name	Year	Contributions to Company 401k Plan(a)	Contributions to Health Savings Account(a)	Total
Christopher M. Bingaman	2016	$31,800	$6,300	$38,100
	2015	$30,000	$6,300	$36,300
	2014	$30,000	$6,300	$36,300
Thomas E. Line	2016	$24,000	$5,600	$29,600
	2015	$24,000	$5,600	$29,600
Lisa M. Wesolek	2016	$30,000	$5,600	$35,600
	2015	$24,000	$5,600	$29,600
	2014	$24,000	$5,600	$29,600
_______________

(a)	The Company contributions to the Company 401k Plan and employee Health Savings Accounts are offered to all employees of the Company and its affiliates.

Grants of Plan Based Awards for 2016

The following table sets forth information regarding annual incentive plan awards to each of the named executive officers for the year ended December 31, 2016.

	Grant Date	Compensation Committee Action Date (1)	Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Options
Name			Threshold #	Target #	Maximum #	Awards $
Christopher M. Bingaman	01/01/2016	10/28/2015	—	13,000	—	2,360,860
Thomas E. Line	—	—	—		—
Lisa M. Wesolek	—	—	—	—	—	—
____________________

(1)
The Compensation Committee Action Date represents the date on which the Committee authorized the equity-based award. On October 28, 2015, the Compensation Committee granted an award of 13,000 PRSUs to Mr. Bingaman with a grant date of January 1, 2016, pursuant to the 2014 Plan. This grant is intended to represent the long-term equity component of Mr. Bingaman's 2016 and 2017 incentive compensation. One-half of the shares, or 6,500 shares, vested on January 1, 2017. Subject to meeting performance conditions, the remaining 6,500 PRSU's will vest on January 1, 2018.

Outstanding Equity Awards at December 31, 2016

The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2016.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares That have Not Vested(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(5)
Christopher M. Bingaman	13,000	(2)	$2,734,940
Thomas E. Line	9,000	(3)	$1,893,420
Lisa M. Wesolek	5,000	(4)	$1,051,900
_______________

(1)
The amount in this column represents shares of restricted stock or restricted stock units awarded pursuant to the 2011 Plan and the 2014 Plan, which are described in detail above under the heading “Compensation Discussion and Analysis.”

(2)	One-half, or 6,500, of those shares vested on January 1, 2017.

(3)	These shares are scheduled to vest in equal installments of 3,000 shares on each April 1st of 2017 through 2019, subject to Mr. Line's continued employment with the Company on those respective dates.

(4)	These shares are scheduled to vest on July 1, 2017, subject to Ms. Wesolek’s continued employment with the Company on that date.

(5)	The amount in this column represents the value of the shares shown multiplied by $210.38, the closing market price of our common shares as of December 31, 2016.

Option Exercises and Stock Vested for 2016

None of the named executive officers exercised any options during 2016. The following table sets forth information with respect to stock awards that vested in 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Christopher M. Bingaman	7,000	$1,323,000
Thomas E. Line	3,000	$522,000
Lisa M. Wesolek	5,000	$1,048,000

Pension Plans and Non-Qualified Deferred Compensation

We do not maintain any pension plans for named executive officers or other employees. We offer to our named executive officers and certain other employees the opportunity to participate in two Non-Qualified Deferred Compensation Plans: the Fixed Term Plan and the Variable Term Plan (the “Deferred Compensation Plans”).

Deferrals of Incentive Compensation.

Pursuant to the Deferred Compensation Plans, participants may elect to defer up to 50% of the stock portion of their annual incentive compensation and up to 100% of the cash portion of their annual incentive compensation for a plan year (the calendar year). Generally, the participant must submit a deferral election by December 31 of the year before the services are to be performed. After the applicable deadline, a deferral election is irrevocable for that plan year except under circumstances set forth in the Deferred Compensation Plan.

None of the named executive officers contributed to the Deferred Compensation Plans, and none had a balance under such plans as of December 31, 2016.

Employment Agreements and Change in Control Benefits

On January 1, 2016, Mr. Dillon and Diamond Hill Capital Management, Inc., a wholly-owned subsidiary of the Company, entered into an employment agreement setting forth the terms of his continued employment as a portfolio manager. This employment agreement has a term of five years, subject to early termination. Mr. Dillon receives an annual salary of $200,000 and is eligible to receive an annual bonus using the same criteria as applicable to the other portfolio managers of the Company. Mr. Dillon is also entitled to an additional bonus based upon the net revenue of an operating division to which he provides certain of his services. If Mr. Dillon’s employment is terminated without cause, he will be entitled to one year’s base salary and a pro-rata portion of any incentive compensation. Mr. Dillon's employment agreement has no provision for change in control benefits.

None of our named executive officers is party to an employment agreement with the Company, and there are no agreements with such persons providing for change in control benefits or other post-employment compensation.

Compensation Committee Report

The Board’s Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Compensation Committee of the Board of Directors:

Frances A. Skinner, Chair
Paul A. Reeder, III
Randolph J. Fortener
Bradley C. Shoup

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. To carry out this responsibility, the Committee engages in an evaluation of the independent auditor's qualifications, performance, and independence. The Committee also periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG LLP to serve as our independent registered public accounting firm for 2017. KPMG was first appointed to serve as our independent registered public accounting firm on October 24, 2012.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interests of the Company and our shareholders, and we are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for 2017, and may or may not make any changes to such appointment.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

If Proposal 2 is not approved, the Audit Committee will reconsider the appointment of KPMG as our independent registered public accounting firm for 2017.

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by KPMG for services rendered to the Company and its subsidiaries during 2016 and 2015.

	Year Ended	Year Ended
	12/31/2016	12/31/2015
Audit Fees(1)	$154,000	$146,200
Audit-Related Fees(2)	23,450	—
Tax Fees	$42,500	$51,625
All Other Fees	—	—
Total Fees	$219,950	$197,825
____________________

(1)
Audit Fees include professional services rendered for the audit of annual financial statements, reviews of quarterly financial statements, issuance of consents, and assistance with review of other documents filed with the SEC. The 2015 amount includes $11,200 paid in 2015 related to the 2014 audit. The 2016 amount includes $9,000 paid in 2016 related to the 2015 audit.

(2)	Audit-Related Fees for 2016 include services related to consultation on the sale of a subsidiary and to analysis on the consolidation of proprietary mutual funds.

Preapproval by Audit Committee

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm (the “Services”) to ensure that the provision of the Services does not impair the firm’s independence. The pre-approval policies and procedures are as follows:

•
The Audit Committee has established a pre-approval fee cap of $25,000, under which any Services in excess of the $25,000 fee cap must be submitted to the Audit Committee for review and pre-approval, and any Services less than the $25,000 fee cap must be approved by the Chief Financial Officer and then reported to the Audit Committee at its next regularly scheduled meeting.

•	Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

Audit Committee Report

The Audit Committee is comprised of four independent directors operating under a written charter adopted by the Board. Annually, the Audit Committee engages the Company’s independent registered public accounting firm. KPMG served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016.

Management is responsible for preparation of the Company’s financial statements and for designing and maintaining the Company’s systems of internal controls and financial reporting processes. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports on the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

Pursuant to this responsibility, the Audit Committee met and held discussions with management and KPMG regarding the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2016. The Audit Committee reviewed the audit plan and scope with KPMG and discussed with KPMG the matters required by the PCAOB Auditing Standard 16, as amended, – Communications with the Audit Committee. The Audit Committee also met with KPMG without management present to discuss the results of their audit work, their evaluation of the Company’s system of internal controls and the quality of the Company’s financial reporting.

The Committee also discussed with KPMG its independence from management and the Company, and received its written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2016, were prepared in accordance with United States generally accepted accounting principles. Based on the Audit Committee’s discussions with management and KPMG and its review of KPMG’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Randolph J. Fortener, Chairman
Paul A. Reeder, III
Bradley C. Shoup
Frances A. Skinner

PROPOSAL 3 - AMEND THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND THE COMPANY'S AMENDED AND RESTATED CODE OF REGULATIONS TO IMPLEMENT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS UNLESS CUMULATIVE VOTING IS IN EFFECT
The Board is submitting for consideration and approval by our shareholders amendments to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) and the Company’s Amended and Restated Code of Regulations (the “Regulations”) to implement majority voting in uncontested director elections, unless cumulative voting is in effect.
The full text of the proposed amendments is attached as Appendix A to this Proxy Statement.
Historically, Ohio law governing director elections provided that each director nominee who received the highest number of affirmative votes cast was elected, regardless of whether such votes constituted a majority of all votes cast. This system, called plurality voting, is currently utilized by the Company for director elections. Until 2008, no other voting standard was permissible for Ohio corporations.
As some investors began expressing a desire for majority voting, in which only directors who receive an affirmative vote of a majority of the votes cast are elected become directors, Ohio law was changed. While Ohio law still provides for plurality voting as the default standard in director elections, effective January 1, 2008, it permits companies to provide in their articles of incorporation for a majority voting standard.
Over the past few years, the Board has monitored and reviewed developments surrounding the majority vote standard in uncontested director elections. Majority voting is now viewed by many as a better corporate governance practice, ensuring that a majority of a company’s shareholders approve of a nominee before he or she is elected to the board of directors in an uncontested election. The Board also received requests from our shareholders to implement majority voting. The Board believes the proposed amendments would ensure that each vote is specifically counted “for” or “against” a director’s election, and would further enhance the accountability of each director to our shareholders. No director would be elected unless he or she receives more votes cast “for” than “against.” Shareholders would also be entitled to abstain from voting with respect to the election of any director without affecting the vote. Abstentions and broker non-votes would have no effect in determining whether the required affirmative majority vote has been obtained.
The majority vote standard would apply only in uncontested elections. An uncontested election generally occurs when the number of director nominees does not exceed the number of available director positions to be filled. In contested elections the plurality voting standard would still apply. If the proposed majority voting standard were applied in a contested election, more persons could be elected than there are positions to be filled. In addition, there is an increased likelihood of fewer or no nominees receiving a majority vote.

The plurality voting standard would also apply if cumulative voting is in effect for a director election, for the same reasons as in the case of contested elections. In addition, cumulative voting and majority voting are procedurally and philosophically incompatible. The purpose of majority voting is to ensure that someone is elected as a director only if the holders of a majority of the shares support that election, whereas the purpose of cumulative voting is to permit minority shareholders to elect a director not supported by the holders of a majority of the shares. As discussed later in this Proxy Statement, the directors also are unanimously recommending the elimination of cumulative voting, due in part to the incompatibility of cumulative voting and the proposed majority voting standard.

Under Ohio law, shareholders must approve most amendments to the Articles and may approve amendments to the Regulations. If approved, the proposed amendments will become effective upon the filing with the Ohio Secretary of State of a certificate of amendment of the Articles. The Company would make such a filing promptly after the Annual Meeting.

Upon approval of this proposal and the filing of the certificate of amendment, the Regulations will also be amended as indicated in the attached resolution in order to make them consistent with the Articles.

In addition, after amendment of the Articles and the Regulations, the Board will amend its Corporate Governance Guidelines to conform its director resignation policy to the majority vote standard. Under Ohio law, unless provided otherwise in a company’s articles or regulations, an incumbent director who is not re-elected remains in office until such director’s successor is elected and qualified or until his or her earlier resignation, removal from office or death. The Board will adopt a director resignation policy to address the continuation in office of an incumbent director who does not receive a majority vote for his or her re-election. Under the amendments to the Corporate Governance Guidelines, if a director does not receive a majority vote for re-election, the director will be expected to tender his or her resignation to the Board. Within 90 days after receipt of the director’s resignation, the Nominating and Corporate Governance Committee will recommend to the Board, and the Board will decide, whether to accept the resignation. The Board may consider any relevant factors in deciding whether to accept a director’s resignation. The Board’s decision and explanation will be promptly disclosed in a filing with the Securities and Exchange Commission.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENTS TO OUR ARTICLES AND REGULATIONS TO IMPLEMENT MARJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS UNLESS CUMULATIVE VOTING IS IN EFFECT.

PROPOSAL - 4 AMEND THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND THE COMPANY'S AMENDED AND RESTATED CODE OF REGULATIONS TO ELIMINATE CUMULATIVE VOTING

The Board is also submitting for consideration and approval by our shareholders amendments to the Company’s Articles and Regulations to eliminate cumulative voting.
The full text of the proposed amendments is attached as Appendix B to this Proxy Statement.
Under Ohio law, our shareholders currently have the right to invoke cumulative voting in any election of directors. Cumulative voting enables a shareholder to give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by the shareholder. A shareholder can also distribute the shareholder’s cumulated votes among two or more nominees, as the shareholder sees fit. Thus, with cumulative voting, shareholders can cast all of their votes “for” one nominee, instead of voting each share “for,” “against” or “abstain” for each nominee, and thereby can potentially elect a nominee that has not been supported by the holders of a majority of the shares voting in the election of directors.
The ability to elect a nominee not supported by the holders of a majority of the shares voting in the election of directors is directly contrary to the majority voting standard being proposed for adoption by the shareholders of the Company. A majority voting standard ensures directors will only be elected if they are supported by the holders of a majority of the voted shares, while cumulative voting allows a minority of shares to defeat the majority’s wishes.
In addition to the inconsistency between majority voting and cumulative voting, the process for cumulative voting imposed by Ohio law, and contained in the Company’s Regulations, can result in the holders of a minority number of shares cumulatively voting while most shareholders are unable to do so. Ohio law allows any shareholder to invoke cumulative voting by providing notice to the Company as little as 48 hours before the shareholder meeting at which the election will occur. In such an event, most shareholders are unlikely to even know that cumulative voting is in effect. Shareholders may cast their votes without knowing that cumulative voting is effective and may not have an opportunity to change their votes even though they may have voted differently had they known that both cumulative voting and a plurality voting standard would be in effect. Shareholders who invoke cumulative voting may therefore have a disproportionate effect on the results of the election of directors.
For the reasons stated above, the Board believes that the combination of adoption of the majority voting standard and the elimination of cumulative voting is in the best interests of the shareholders of the Company. In the event that the proposal to eliminate cumulative voting is not approved by the shareholders, the proposed majority voting standard will not apply at any meeting at which cumulative voting has been invoked.
The elimination of cumulative voting might, under certain circumstances, render more difficult or discourage a proxy contest, a tender offer or an assumption of control by a holder of a large block of our common shares. Neither management nor our Board is aware of any attempt by any shareholder to accumulate sufficient shares to undertake any such actions. The Board has no plans to propose or implement any further amendments to the Articles or the Regulations that would have any anti-takeover effect.
YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENTS TO OUR ARTICLES AND REGULATIONS TO ELIMINATE CUMULATIVE VOTING.

PROPOSAL 5 - ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our executive officers identified in the Summary Compensation Table of this Proxy Statement (the “named executive officers”).
As described in detail in the section entitled, “EXECUTIVE OFFICERS AND COMPENSATION INFORMATION,” we believe that executive compensation should be linked with the Company’s performance and significantly aligned with the interests of the Company’s shareholders. In addition, our executive compensation program is designed to allow us to retain, and recognize the contributions of, employees who play a significant role in our current and future success. We urge you to read the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2016 compensation of our named executive officers.
The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers. This vote is advisory and therefore not binding on the Company. However, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when determining future compensation for the Company’s named executive officers.
Accordingly, we ask our shareholders to vote on the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 6 - ADVISORY VOTE ON THE FREQUENCY WITH WHICH TO HOLD AN ADVISORY VOTE
ON THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to indicate their preference, on a non-binding, advisory basis, at least once every six years, as to how frequently the Company should seek an advisory vote on executive compensation. By voting on this Proposal No. 6, you may indicate whether you would prefer that the Company seek future executive compensation advisory votes once every one, two or three years. You may also, if you wish, abstain from casting a vote on this proposal.

The Board has determined that an annual advisory vote on our executive compensation is currently the most appropriate alternative for the Company. Therefore our Board recommends that you vote for an annual advisory vote on executive compensation. In determining to recommend that the shareholders select a frequency of once a year, the Board considered that compensation decisions are currently made on an annual basis and therefore an annual “say-on-pay” voting aligns shareholder feedback with the Board's and management's decision making.

Shareholders may vote on their preferred voting frequency by selecting the option of One Year, Two Years, Three Years or Abstain on the proxy card when voting on this Proposal No. 6. Please note that when casting a vote on this proposal, you will not be voting to approve or disapprove the Board’s recommendation.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the shareholder-approved frequency selection for the advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option receiving the most votes cast by our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU SELECT THE OPTION OF ONE YEAR TO APPROVE AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S EXECUTIVE OFFICERS.

ADDITIONAL INFORMATION

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Given the Company’s relatively small size, our limited number of record shareholders, and the Board’s consistent practice of being open to receiving direct communications from shareholders, the Board believes that it is not necessary to implement, and we do not have, a formal process for shareholders to send communications to the Board. Our practice is to forward any communication addressed to the full Board to the Chairman; to a group of directors, to a member of the group; or to an individual director, to that person.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC rules and our Code of Regulations. Should a shareholder wish to have a proposal appear in the Proxy Statement for next year’s annual meeting, under applicable SEC rules, the proposal must be received by the Company’s Secretary on or before November 10, 2017, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

Our Regulations govern the submission of director nominations and other business proposals that a shareholder wishes to have considered at an annual meeting of shareholders, but which are not included in our Proxy Statement for that meeting. Under our Regulations, director nominations or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of the Company not later than the close of business on December 10, 2017 and not earlier than November 10, 2017. The notice must comply with the procedures and requirements of our Regulations.

These advance notice provisions in our Regulations are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the Proxy Statement under the rules of the SEC. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions in our Regulations, subject to applicable SEC rules. A copy of our Regulations may be obtained from the Secretary of the Company, James F. Laird, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” generally permits the Company to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if the Company believes such shareholders are members of the same family, unless the shareholder(s) have opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces expenses. The Company has instituted householding. If (i) you wish to receive separate annual reports or proxy statements, either this year or in the future, or (ii) members of your household receive multiple copies of the annual report and proxy statement and you wish to request householding, you may contact the Company’s transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, New York, New York 10004, or by phone at (212) 509-4000, or write to Mr. James Laird, Secretary, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, or by phone at (614) 255-3333.

In addition, many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which our shares are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or Annual Report on Form 10-K or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER BUSINESS

The Board knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their best judgment.

The prompt completion, execution, and delivery of your proxy card or your submission of voting instructions electronically over the Internet or by telephone will be appreciated. Whether or not you expect to attend the Annual Meeting, please complete and sign the proxy card and return it in the enclosed envelope, or vote your proxy electronically via the Internet or telephonically.

By Order of the Board of Directors
James F. Laird
Secretary

APPENDIX A
Deleted text is indicated by strikethrough, and new text is indicated by underlining.

PROPOSED AMENDMENTS TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION

EIGHTH: In each election of directors, each nominee who receives a majority of the votes cast with respect to such nominee’s election shall be elected as a director; provided, however, that if the election is contested or cumulative voting is in effect pursuant to the Articles and Section 1701.55 of the Ohio Revised Code, then the nominees receiving the greatest number of votes “for” the nominee’s election (up to the number of directors to be elected) shall be elected. For purposes of this Article EIGHTH, “a majority of the votes cast” means that the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” the nominee’s election, with abstentions and broker non-votes being disregarded. An election shall be considered “contested” if the number of nominees exceeds the number of directors to be elected in such election.

* * * * * * * * *

~~EIGHTH:~~      NINTH: These amended and restated articles of incorporation supersede the articles of the corporation existing at the effective date of these amended and restated articles.

PROPOSED AMENDMENTS TO
AMENDED AND RESTATED CODE OF REGULATIONS

SECTION 1.07.        VOTES REQUIRED. In each ~~At all~~ election~~s~~ of directors, ~~the candidates receiving the greatest number of votes shall be elected.~~ each nominee who receives a majority of the votes cast with respect to the nominee’s election shall be elected as a director; provided, however, that if the election is contested or cumulative voting is in effect pursuant to Section 1701.55 of the Ohio Revised Code and the Articles, then the nominees receiving the greatest number of votes “for” the nominee’s election (up to the number of directors to be elected) shall be elected. For purposes of this Section 1.07, “a majority of the votes cast” means that the number of shares voted “for” a nominee’s election must exceed the number of shares voted “against” the nominee’s election, with abstentions and broker non-votes being disregarded. An election shall be considered “contested” if the number of nominees exceeds the number of directors to be elected in such election. Unless otherwise required by law, the Articles or these Regulations, any other matter submitted to the shareholders for their vote shall be decided by the vote of a majority of the shares of the corporation that are cast on the matter.

A-1

APPENDIX B
Deleted text is indicated by strikethrough, and new text is indicated by underlining.

PROPOSED AMENDMENTS TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION

NINTH: No holder of shares of any class of the corporation shall have the right to vote cumulatively in the election of directors of the corporation.

~~EIGHTH:~~      TENTH: These amended and restated articles of incorporation supersede the articles of the corporation existing at the effective date of these amended and restated articles.

PROPOSED AMENDMENTS TO
AMENDED AND RESTATED CODE OF REGULATIONS

SECTION 1.10. CUMULATIVE VOTING. ~~If notice in writing shall be given by a shareholder to the president, a vice president or the secretary of the corporation, not less than forty-eight hours before the time fixed for holding a meeting of the shareholders for the purpose of electing directors if notice of such meeting shall have been given at least ten days prior thereto, and otherwise not less than twenty-four hours before such time, that such shareholder desires that the voting at such election shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the chairman or secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he possesses and to give one candidate as many votes as is determined by multiplying the number of directors to be elected by the number of votes to which such shareholder is entitled, or to distribute such number of votes on the same principle among two or more candidates, as he sees fit.~~ [INTENTIONALLY OMITTED].

B-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

DIAMOND HILL | INVESTMENT GROUP

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 25, 2017 .

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4 AND 5, AND WILL BE VOTED "FOR" "1 YEAR" UNDER PROPOSAL 6.

Please mark your votes like this **X**

1. Proposal to elect the nominees named below as directors for a one year term. — FOR ☐ WITHHOLD ☐ FOR ALL (except Nominee(s) written below) ☐

Nominees: (01) R.H. Dillon,
(02) Randolph J. Fortener,
(03) James F. Laird,
(04) Paul A. Reeder, III,
(05) Bradley C. Shoup,
(06) Frances A. Skinner

NOMINEES' NAME(S) HERE:

____

3. Amendments to the Company's Articles and Code of Regulations to implement Majority Voting. — FOR ☐ AGAINST ☐ ABSTAIN ☐

4. Amendments to the Company's Articles and Code of Regulations to eliminate Cumulative Voting. — FOR ☐ AGAINST ☐ ABSTAIN ☐

5. Approval, on an advisory basis, of the compensation of the Company's named executive officers. — FOR ☐ AGAINST ☐ ABSTAIN ☐

6. Advisory vote on frequency of advisory votes on the compensation of the Company's executive officers. — 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN ☐

If you wish to vote electronically, please read the instructions above.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature______________________ **Signature, if held jointly**______________________ **Date**__________, **2017.**

Please sign exactly as your name or names appear hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others should give their full title. Corporations and partnerships should sign in their full name by their president or other authorized person.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Diamond Hill Investment Group, Inc.

325 John H. McConnell Blvd., Suite 200

Columbus, Ohio 43215

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders, April 26, 2017

The undersigned hereby appoints Thomas E. Line and Gary R. Young and each of them, as proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. (the "Company") to be held on April 26, 2017, or any adjournment thereof, and to vote all shares of common stock, without par value, of the Company (the 'Shares") which the undersigned is entitled to vote at such Annual Meeting or at any adjournment thereof as set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the listed proposals. **THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2, 3, 4 AND 5 AND WILL BE VOTED "FOR" "1 YEAR" UNDER PROPOSAL 6.** If any other matters are properly brought before the Annual Meeting or at any adjournment thereof, the Shares represented by this Proxy will be voted in the discretion of the proxies on such other matters as the directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders dated March 10, 2017, the Proxy Statement furnished therewith, and the Company's Form 10-K for the year ended December 31, 2016. Any proxy heretofore given to vote the Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

Please mark, sign, date and return the Proxy Card promptly in the enclosed envelope, unless voting electronically.

See Reverse Side See Reverse Side